UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 7, 2005
Centerplate, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31904	13-3870167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
201 East Broad Street
Spartanburg, SC 29306
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code (864) 598-8600
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02(c) Appointment of Principal Officers.
Item 5.02(d) Election of Directors.
SIGNATURES
EX-10.1: LETTER AGREEMENT
EX-10.2: AMENDMENT TO THE EMPLOYMENT AGREEMENT
EX-99.1: PRESS RELEASE

Item 1.01 Entry into a Material Definitive Agreement
     On September 7, 2005, the board of directors of Centerplate, Inc. announced that it had appointed Paul W. MacPhail, 42, to serve as Chairman and Chief Executive Officer and Janet L. Steinmayer, 50, to serve as President and Chief Operating Officer of Centerplate.
     Mr. MacPhail, who will join Centerplate on September 12, 2005, was previously the President and Chief Operating Officer of Uno Restaurant Holdings Corp., which he joined in 1990, and has over 22 years of experience in the restaurant industry. Mr. MacPhail will receive an annual salary of $700,000 and will be eligible to receive an annual cash bonus targeted at fifty percent (50%) of his annual salary, as well as long-term incentive compensation pursuant to Centerplate’s Long-Term Performance Plan, based upon the achievement of certain performance goals over specified performance periods. Centerplate has also agreed to pay the costs of Mr. MacPhail’s relocation to Stamford, CT or Spartanburg, SC and to provide Mr. MacPhail with a company car.
     Under Mr. MacPhail’s agreement with Centerplate, if Mr. MacPhail or Centerplate terminates his employment for any reason, he will refrain from working for a competitor or soliciting Centerplate employees for a competitor for two years from the date of termination. The agreement also provides that he will be entitled to two years’ base salary as severance if, as a result of a change in control, his position is eliminated or measurably diminished. A change in control will be deemed to occur if: (a) any “person” (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of Centerplate representing 51% or more of the combined voting power of the then outstanding securities of Centerplate; (b) there is a change in the composition of a majority of the board of directors of Centerplate within twelve months after any person is or becomes the beneficial owner, directly or indirectly, of securities of Centerplate representing 25% of the combined voting power of the then outstanding securities of Centerplate; or (c) there is a sale of substantially all of the assets of Centerplate and/or its operating subsidiaries. A copy of Mr. MacPhail’s letter agreement with Centerplate is attached as Exhibit 10.1 hereto.
     Ms. Steinmayer’s annual salary will be increased to $550,000 and she will be eligible to receive an annual cash bonus targeted at fifty percent (50%) of her annual salary, as well as long-term incentive compensation pursuant to the Long-Term Performance Plan, as previously disclosed. In appreciation of Ms. Steinmayer’s service as Acting Chief Executive Officer since April 2005, the board of directors also elected to award her a bonus of $100,000. A copy of the amendment to Ms. Steinmayer’s employment agreement is attached as Exhibit 10.2 hereto.
     A press release announcing the new appointments is attached as Exhibit 99.1 hereto.
Item 5.02(c) Appointment of Principal Officers.
     The information set forth in Item 1.01 above is incorporated herein by reference.
Item 5.02(d) Election of Directors.
     On September 7, 2005, the board of directors of Centerplate, Inc. announced that it has appointed Mr. MacPhail and Ms. Steinmayer to serve on Centerplate’s board of directors. In connection with the appointment, the size of the board was increased to eight (8) persons.

Item 9.01 Financial Statements and Exhibits
(c)	Exhibits

Exhibit	Description
10.1	Letter Agreement, dated September 7, 2005, between Centerplate and Paul W. MacPhail

10.2	Amendment, dated September 7, 2005, to the Employment Agreement dated September 29, 1998 between VSI Acquisition II Corporation (currently known as Centerplate, Inc.) and Janet L. Steinmayer

99.1	Press Release, dated September 7, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2005	Centerplate, Inc.

	By:	/s/ Janet L. Steinmayer

	Name:	Janet L. Steinmayer
	Title:	President and Chief Operating Officer